Exhibit 10.6

September 11, 2008

Re: Scott Lang

To Whom it May Concern:

Scott Lang has been the President and Chief Executive Officer of Silver Spring Networks, Inc. for four years, since September 2004.

Since Scott’s employment, Silver Spring Networks has gone from an enterprise valued at approximately $30MM to $500MM, that is growing successfully and we expect this growth to continue as a result of significant success in securing several very large, long term contracts. His stock ownership has continually increased and is now at 4.6%, which was in part a result of additional equity taken in lieu of significant cash compensation Scott would have otherwise received in 2007.

Scott’s cash compensation in 2008 accurately reflects the recurring level that will continue. His total cash compensation for 2009 is guaranteed to be at least $530,000, reflecting a base salary of $350,000 that will commence on November 1st, 2008 and a bonus of at least $180,000.

Sincerely,

Silver Spring Networks, Inc.

/s/ Adam Grosser	/s/ Warren Weiss
Adam Grosser	Warren Weiss
Director	Director

575 Broadway Street, Redwood City, California 94063